Exhibit 5.1

		New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

November 9, 2011

Re:	Cigna Corporation – $600,000,000 2.750% Senior Notes due 2016, $750,000,000 4.000% Senior Notes due 2022 and $750,000,000 5.375% Senior Notes due 2042

Cigna Corporation
900 Cottage Grove Road
Bloomfield, Connecticut 06002

Ladies and Gentlemen:

We have acted as counsel for Cigna Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-161227) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of $600,000,000 aggregate principal amount of its 2.750% Notes due 2016, $750,000,000 aggregate principal amount of its 4.000% Notes due 2022 and $750,000,000 aggregate principal amount of its 5.375% Notes due 2042 (together, the “Notes”).  The Notes are to be issued pursuant to the provisions of the Indenture dated as of August 16, 2006, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented and amended by the Third Supplemental Indenture dated as of March 7, 2008 and as supplemented by the Eighth Supplemental Indenture dated as of November 10, 2011 (collectively, the “Indenture”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that, when the Notes have been duly executed, authenticated, issued and delivered in accordance with the Indenture against payment therefor, assuming the Indenture has been duly authorized, executed and delivered by the Trustee, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

Cigna Corporation	2	November 9, 2011

In rendering the opinion above, we have assumed that each party to the Indenture and the Notes (collectively, the “Documents”) has been duly incorporated and (other than the Company) is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that (other than the Company with respect to (i)(a), (i)(b) and (ii) below) (i) the execution, delivery and performance by each party thereto of each Document to which it is a party, (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, and (ii) each Document is a valid, binding and enforceable agreement of each party thereto.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to the reference to our name under the caption “Validity of the Notes” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP